Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-152046

PROSPECTUS SUPPLEMENT

(To prospectus dated July 1, 2008)

DRPlus

Dividend Reinvestment and Stock Purchase Plan

This prospectus supplement amends and supplements the prospectus dated July 1, 2008, related to Ameren Corporation’s DRPlus Dividend Reinvestment and Stock Purchase Plan (Plan), and should be read together with the prospectus.

Effective as of January 1, 2011, the Plan is hereby amended as follows in order to bring the Plan within the definition of a dividend reinvestment plan for purposes of recently finalized Treasury Regulations:

•

Participants in the Plan may reinvest all or a portion of cash dividends paid on our common stock in additional shares of our common stock. “Eligible Securities,” as defined in the prospectus dated July 1, 2008, will no longer include the preferred stock of our subsidiaries. Accordingly, automatic reinvestment of any cash dividends paid on the preferred stock of our subsidiaries is no longer permitted. Shares of our common stock held outside of the participant’s Plan account in either certificated form or through our direct registration system will also not be considered “Eligible Securities,” although the dividends on those shares may continue to be reinvested as discussed below.

•	A participant in the Plan may elect either:

•

Full Dividend Reinvestment.  Automatic reinvestment of cash dividends on all shares of our common stock. This includes all shares credited to the participant’s Plan account as well as all shares held outside of the participant’s Plan account in either certificated form or through our direct registration system and registered in the name of the participant.

•

Partial Dividend Reinvestment.  The participant specifies the amount of cash dividends to be automatically reinvested in shares of our common stock, subject to a minimum of 10% per share with respect to shares held in a participant’s Plan account. The remaining dividends are paid in cash. No minimum reinvestment per share is required on shares held outside of a participant’s Plan account in either certificated form or through our direct registration system and registered in the name of the participant.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2010.